Exhibit 8.1

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE
Direct Line 020 7456 4274
Direct Fax 020 7456 2222
andea.smuts@linklaters.com

The Directors

Unilever plc

100 Victoria Embankment

London

EC4 0DY

The Directors

Unilever International Holdings NV

WEENA 455

3013 AL Rotterdam

The Netherlands

2018

Dear Sirs

Form F-4 Registration Statement for Unilever International Holdings NV

We have acted as United Kingdom (“UK”) tax law advisers to Unilever International Holdings NV in connection with the Registration Statement on Form F-4 (the “Registration Statement”), filed today with the United States Securities and Exchange Commission, under the Securities Act of 1933 (the “Securities Act”), in relation to the simplification of the Unilever Group’s dual-parent structure under a new single parent company, Unilever International Holdings NV (the “Company”). The simplification will be implemented by:

(i)                                     a UK scheme of arrangement under Part 26 of the UK Companies Act 2006, whereby Unilever PLC, a company incorporated in England (“PLC”) will become a wholly owned subsidiary of the Company, and the Company will issue shares in its capital to the PLC shareholders and PLC ADS holders (the “UK Scheme”); and

(ii)                                  a triangular legal merger within the meaning of sections 2:309, 2:324 and 2:333a of the Dutch Civil Code, as a result of which Unilever International Holdings B.V., a wholly owned subsidiary of the Company (the “New Sub”) shall acquire all assets and liabilities and legal relationships of Unilever NV (“NV”) under universal succession of title and NV shall cease to exist, and the Company, as the sole shareholder of the New Sub, will allot shares in its capital to NV shareholders (the “Dutch Merger”).

On the basis of our consideration of such matters of fact and law as we consider are necessary or appropriate for the purposes of this letter, the statements of law and what we understand to be Her Majesty’s

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

Revenue & Customs (“HMRC”) practice contained in the Registration Statement under the heading “Material U.K. Tax Considerations – U.K. Taxation”, subject to the limitations, assumptions and qualifications contained therein, (the “UK Tax Disclosure”) represent our opinion as to the material UK tax consequences of:

(i)                                     the Dutch Merger for NV shareholders; and

(ii)                                  the receipt of dividends on, and the disposal of, ordinary shares of the Company.

Our opinion is limited to the UK tax matters specifically covered in the UK Tax Disclosure. Our opinion is based on law and what we understand to be HMRC practice as at the date of this letter, and we assume no responsibility to inform you of any change that may occur.

This opinion is addressed to you in connection with the filing of the Registration Statement with the Securities and Exchange Commission. It is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.   In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This letter is governed by, and is to be construed in accordance with, English law.

Yours faithfully

Linklaters LLP